UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

______________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 5, 2016

JETPAY CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35170	90-0632274
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1175 Lancaster Avenue, Suite 200, Berwyn, PA 19312

(Address of Principal Executive Offices) (Zip Code)

(484) 324-7980

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Item 1.01 Entry into a Material Definitive Agreement

The information set forth under the heading "Compensatory Arrangements" under Item 5.02 of this Form 8-K is incorporated into this Item 1.01 by reference.

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Chief Executive Officer

On May 5, 2016, Diane (Vogt) Fargo was elected by the Board of Directors (the “Board”) of JetPay Corporation (the “Company”) to replace Bipin C. Shah as Chief Executive Officer of the Company, effective immediately. Mr. Shah has agreed to continue to serve as the Chairman of, and as a director on, the Board. Mr. Shah’s replacement as Chief Executive Officer is not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Mr. Shah shall continue to receive his current salary and benefits for his service to the Company as Chairman for one year.

Appointment of Chief Executive Officer

On May 5, 2016, the Board elected Diane (Vogt) Faro, age 64, as the Company’s Chief Executive Officer, effective immediately. Other than the employment agreement described herein, there is no understanding or arrangement between Ms. Faro and any other person pursuant to which Ms. Faro was selected as Chief Executive Officer. Ms. Faro does not have a family relationship with any director, executive officer or person nominated or chosen by the Company to become a director or executive officer. Below is a description of Ms. Faro’s professional experience.

Ms. Faro has been a member of the Board since 2014. In addition, since December 2011, Ms. Faro has been President of National Benefit Programs, LLC, a provider of brand loyalty and discount programs to small to mid-size businesses. Prior to joining National Benefit Programs, from 2009 to December 2011, Ms. Faro was a consultant for the electronic payments industry focused on assisting companies in growing revenues. From 2005 to 2009, Ms. Faro was President of Global Merchant Services at First Data Corporation, a payment processing company where she was responsible for over $1 billion in annualized revenues. Ms. Faro also served as President of First Data’s Alliance Group. Prior to these roles at First Data, Ms. Faro was Chief Executive Officer of Chase Merchant Services LLC, which processed over $170 billion in payment volume annually during her tenure. Ms. Faro is a former President of the Electronic Transactions Association, and a board member of Merchant Link and Front Stream Payments, all of which are private companies in the payment processing industry. Ms. Faro is one of the founding members of the Women’s Networking in Electronic Transactions (W.net), which offers women in the payments industry a place to network and find mentors.

Compensatory Arrangements

On May 5, 2016, the Company and Ms. Faro entered into an executive employment agreement (the “Agreement”), commencing on May 5, 2016 (the “Commencement Date”). Pursuant to the Agreement, Ms. Faro shall serve as Chief Executive Officer for an initial term of two years (the “Term”).

Compensation.

•	Base Salary. Ms. Faro shall receive a base salary of $400,000 beginning on the Commencement Date and ending on the first anniversary thereof, and thereafter a base salary of $450,000 through the end of the Term.

•	Annual Incentive. In addition to her base salary, Ms. Faro shall be eligible to receive an annual cash bonus of up to 50% of her base salary as of the end of the calendar year to which such bonus relates, as determined in the sole discretion of the Board. For calendar year 2016, any annual bonus payable to Ms. Faro shall be pro-rated based on the Commencement Date.

•	Long-Term Incentive. In addition, under the Agreement, Ms. Faro was granted 250,000 options to purchase shares of the Company’s common stock, par value $0.001 per share, which options shall have an exercise price of $2.48 and vest ratably on a daily basis over the Term. The rights and obligations with respect to such options shall be governed by the terms of the Company’s 2013 Stock Incentive Plan.

•	Employee Benefits and Perquisites. Ms. Faro shall be eligible to participate in all Company employee benefit plans, as may be maintained by the Company from time to time, on the same terms as similarly situated employees of the Company. During the Term, the Company shall reimburse Ms. Faro for the reasonable costs of the rental of an apartment in or around Dallas, Texas, up to a maximum of $3,500 per month, and the reasonable costs for Ms. Faro to fly to and from Dallas, Texas from Fort Lauderdale, Florida.

Termination and Severance. The Agreement may be terminated at any time by the Company with or without Cause (as defined in the Agreement) or by Ms. Faro with or without Good Reason (as defined in the Agreement), in either case in accordance with the Agreement.

•	Termination by the Company Other Than For Cause or Death or Disability; Termination by Executive for Good Reason. In the event that Ms. Faro is terminated by the Company other than for Cause, disability or death or Ms. Faro terminates her employment for Good Reason, then, in addition to the payment to Ms. Faro of any base salary earned but unpaid through the date of termination and any accrued but unused vacation time as of the date of termination (“Accrued Obligations”), the Company shall continue to pay to Ms. Faro her base salary during the Continuation Period and accelerate the vesting of those options granted to Ms. Faro in connection with the Agreement that would have vested during the Continuation Period in the event that Ms. Faro’s employment had not been terminated, such that those options shall be fully vested as of the date of Ms. Faro’s termination. “Continuation Period” is defined in the Agreement to mean a period of twelve months following the date of the termination of Ms. Faro’s employment. The Company’s obligations to make payments to Ms. Faro during the Continuation Period (other than with respect to the Accrued Obligations) shall be conditioned upon Ms. Faro’s compliance with certain covenants set forth in the Agreement, including but not limited to the execution, delivery and non-revocation of a valid and enforceable general release of claims.

•	Terminations for Cause. In the event that Ms. Faro is terminated by the Company for Cause, the Company shall pay to Ms. Faro any Accrued Obligations.

•	Terminations for Other than Good Reason. Upon Ms. Faro’s termination of employment other than for Good Reason with 30 days’ notice to the Company, the Company shall provide to Ms. Faro her regular pay and benefits through the end of the notice period and, thereafter, any Accrued Obligations.

•	Terminations of Employment by the Company for Disability or Death. Upon Ms. Faro’s termination with the Company for disability or death as described in the Agreement, the Company shall pay to Ms. Faro any Accrued Obligations.

Restrictive Covenants. Following the termination of her employment, Ms. Faro shall have certain continuing obligations under the Agreement, including but not limited to those relating to the non-disclosure of confidential information, non-competition, non-solicitation and proprietary rights.

The above summary of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated into this Item 5.02 by reference.

Item 7.01.     Regulation FD Disclosure

On May 6, 2016, the Company issued a press release announcing the election of Ms. Faro as Chief Executive Officer and Mr. Shah’s continuation in his role as Chairman and a member of the Board, a copy of which is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

The information in this Item 7.01 and Exhibit 99.1 hereto is furnished solely pursuant to Item 7.01 of this Form 8-K. Consequently, it is not deemed "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section.

Additional Information

This communication is being made in respect of the previously disclosed Transaction involving JetPay and CollectorSolutions, Inc. (“CSI”). This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities. JetPay has filed a proxy statement on Schedule 14A with the Securities and Exchange Commission (the “SEC”) in connection with the proposed Transaction, which has been sent to the JetPay stockholders. Stockholders are advised to read the proxy statement because it contains important information about JetPay, CSI and the proposed Transaction. JetPay may also file other documents with the SEC regarding the proposed Transaction with CSI. When filed, these documents and other documents relating to the proposed Transaction can be obtained free of charge from the SEC’s website at www.sec.gov. These documents also can be obtained free of charge by accessing JetPay’s website at http://www.jetpay.com/corp-investor-relations.php. Alternatively, these documents, when available, can be obtained free of charge from JetPay upon written request to: JetPay Corporation, Attn: Investor Relations, 1175 Lancaster Avenue, Suite 200, Berwyn, Pennsylvania 19312.

JetPay and CSI and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the JetPay stockholders in connection with the proposed Transaction. Information about these participants may be found in the definitive proxy statement of JetPay relating to its 2015 Annual Meeting of Stockholders filed with the SEC on July 2, 2015. The definitive proxy statement can be obtained free of charge from the sources indicated above. Additional information regarding the interests of such participants will be included in the proxy statement and other relevant documents regarding the proposed Transaction filed with the SEC when they become available, copies of which may also be obtained free of charge from the sources indicated above.

Item 9.01     Financial Statements and Exhibits.

The following exhibits are being filed herewith:

No.	Description

* 10.1	Executive Employment Agreement, dated May 5, 2016, by and between the Company and Diane (Vogt) Faro

99.1	Press Release

* Compensatory plan or arrangement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JETPAY CORPORATION

Date: May 11, 2016	By:	/s/ Gregory M. Krzemien
	Name:	Gregory M. Krzemien
	Title:	Chief Financial Officer

Exhibit Index

Exhibit Number	Description

* 10.1	Executive Employment Agreement, dated May 5, 2016, by and between the Company and Diane (Vogt) Faro

99.1	Press Release

* Compensatory plan or arrangement